Exhibit 10.1

STATE OF ILLINOIS	)
	)	SS
COUNTY OF COOK	)
IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

Superior Partners, on Behalf of Itself and All	)
Others Similarly Situated,	)	No. 10 CH 01613
)
Plaintiff,	)	Jury Trial Demanded
)
vs.	)
)
Leslie J. Jezuit, Bruce Reimer, Daniel P. Gorey,	)
Robert D. van Roijen, Lawrence C. McQuade,	)
Duane M. Tyler, Clifford D. Nastas, Quixote	)
Corporation and Trinity Industries, Inc.,	)
)
Defendants.	)
)
MEMORANDUM OF UNDERSTANDING
     Plaintiff Superior Partners (“Plaintiff”) and Defendants Leslie J. Jezuit, Bruce Reimer, Daniel P. Gorey, Robert D. van Roijen, Lawrence C. McQuade, Duane M. Tyler, Clifford D. Nastas, Quixote Corporation (“Defendants”) and Trinity Industries, Inc., who constituted all of the parties against whom the above-captioned action (the “Action”) was brought, by and through their respective attorneys, have reached an agreement in principle providing for the settlement of the Action on the terms and subject to the conditions set forth in this Memorandum of Understanding (the “MOU”):
     WHEREAS, on December 30, 2009, Quixote Corporation (“Quixote” or the “Company”) and Trinity Industries, Inc. (“Trinity”) announced that they have reached a definitive agreement (the “Merger Agreement”) for Trinity to acquire the outstanding common shares and equivalents of Quixote (the “Transaction”) pursuant to an all-cash tender offer of $6.38 per share (the “Tender Offer”) or approximately $61 million;
     WHEREAS, on January 7, 2010, Quixote mailed a recommendation statement (the “Recommendation Statement”) to Quixote shareholders, which included, among other things, a recommendation by the Board of Directors of Quixote (the “Board”) that Quixote’s shareholders tender their shares pursuant to the Tender Offer;
     WHEREAS, on January 13, 2010, a putative class action complaint (the “Complaint”) was filed by Plaintiff Superior Partners (“Superior Partners”), a shareholder of the Company, on behalf of all holders of Quixote’s common stock, other than Defendants, Trinity, and their affiliates (the “Putative Class”), in the Circuit Court of Cook County, Illinois (the “Illinois Circuit Court”) captioned Superior Partners v. Jezuit, No. 10 CH 01613 (the “Action”);
     WHEREAS, the Complaint sought relief against Quixote and the members of its Board of Directors (Leslie J. Jezuit, Bruce Reimer, Daniel P. Gorey, Robert D. van Roijen, Lawrence C. McQuade, Duane M. Tyler, Clifford D. Nastas) as well as Trinity;
     WHEREAS, the Complaint challenged, inter alia, the Tender Offer and the Merger Agreement, including but not limited to the terms of the Merger Agreement, and alleged that the Board had breached its fiduciary duties in connection therewith. Specifically, the Complaint alleged, inter alia, that the following information, alleged by Plaintiff to be material, was not disclosed in the Recommendation Statement:
(i)	According to the Recommendation Statement, pursuant to the Merger Agreement, each award of restricted Common Stock granted under the Company’s Stock Plans, including any restricted stock award (a “Restricted Stock Award”), will have its forfeiture provisions lapse and will entitle the holder to cash payment. The Recommendation Statement also indicates that as of December 31,

2009, the directors and Executive Officers of Quixote beneficially owned, Restricted Stock Awards for 103,370 shares of Quixote Common Stock. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the amount of Restricted Stock Awards that each director holds.

(ii)	According to the Recommendation Statement, for its Discounted Cash Flow Analysis, Morgan Keegan relied upon projections for fiscal years 2010 through 2014 and calculated the range of net present values based on a range of discount rates from 15% to 20%; a range of terminal value EBITDA multiples of 6.0x to 8.0x and a range of perpetuity growth rates of 1.0% to 5.0%. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose (a) the projections used for this analysis as well as the (b) methodology used to select the discount rates, the EBITDA multiples and the perpetuity growth rates.

(iii)	According to the Recommendation Statement, in evaluating the Merger Agreement and the transactions contemplated therein, Quixote’s board of directors considered that, during the strategic process, “JPMorgan and Morgan Keegan solicited third party interest in a possible transaction with Quixote from and provided financial and operation information to a number of potential strategic acquirers.” The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose (a) other than Trinity and Company A, how many other strategic parties were contacted during the period of January 2008 to December 30, 2009, (b) were any private equity parties contacted, (c) during the period of January 2008 to December 30, 2009 did the Company receive any indications of interests in acquiring either the Company or any of its segment from any entity other than Company A, Trinity and Vaisala Inc. (“Vaisala”), and (d) was the potential strategic party and the potential management buyer with whom JPMorgan spoke during July 2008 and August 2008 contacted when the sale process resumed in 2009.

(iv)	According to the Recommendation Statement in evaluating the Merger Agreement and the transactions contemplated therein, Quixote’s board of directors considered “whether parties other than Trinity or Company A would be willing or capable of entering into a transaction with Quixote that would provide value to Quixote’s stockholders superior to the Offer Price.” The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the conclusion reached from this consideration.

(v)	According to the Proxy Statement, in late September 2009, Vaisala expressed interest in a possible acquisition of the Company’s Inform Business Segment and in December 2009 the Company’s board approved the sale of the Company’s Inform Business Segment to Vaisala. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose (a) the rationale for selling the Company’s Inform Business Segment to Vaisala instead of seeking a sale of the entirety of the Company, (b) did Trinity indicate that it was not interested in acquiring the Company’s Inform Business Segment, (c) were the indication of interests from Company A indications to acquire the entirety of the Company, and (d) were any other companies contacted to ascertain whether anyone else was interested in paying a higher price than Vaisala for the Company’s Inform Business Segment.

(vi)	According to the Recommendation Statement in evaluating the Merger Agreement and the transactions contemplated therein, Quixote’s board of directors considered “whether parties other than Trinity or Company A would be willing or capable of entering into a transaction with Quixote that would provide value to Quixote’s stockholders superior to the Offer Price.” The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the conclusion reached from this consideration.

(vii)	According to the Recommendation Statement, on October 16, 2009, Mr. McWhirter and Mr. Stiles of Trinity met with Mr. Jezuit and Mr. Gorey to discuss the possibility of Trinity acquiring a portion of Quixote’s Protect and Direct business segment. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose (a) at whose request was this meeting held and (b) were discussions held regarding Trinity acquiring the entire Company.

(viii)	According to the Recommendation Statement, during July 2008 and August 2008, JPMorgan representatives had several conversations with Company A and its financial representatives. During this period, JPMorgan also spoke with another potential strategic buyer, as well as representatives of a Company employee who had expressed interest in proposing a management buyout of Quixote (the “Management Buyer”). The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the substance of the conversations with Company A and its representatives and the Management Buyer.

(ix)	According to the Recommendation Statement, on August 5, 2008, JPMorgan made a presentation at a meeting of the board of directors of the Company in Chicago, Illinois covering a range of topics, including valuation, strategic alternatives and the results of their discussions with third parties. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the substance of this presentation including information regarding valuation and the strategic alternatives available to the Company.

(x)	According to the Recommendation Statement, on October 8, 2008, the board of directors of Quixote met in Chicago, Illinois. At that meeting, JPMorgan provided an update on its discussions with Company A, provided its evaluation of other potential buyers, updated its valuation review of the Company and presented an overview of the credit market crisis and its potential effects on any strategic transactions. Holland & Knight then made a presentation on governance matters. The board of directors and its advisors had a series of discussions on these presentations. The Complaint alleges that the Recommendation Statement is deficient because it fails to disclose the substance of this presentation as well as the discussions had regarding the same.
     WHEREAS, the Complaint also alleged, inter alia, that by reason of Defendants’ actions, Plaintiffs and members of the Putative Class (the “Putative Class Members”) had suffered and would suffer irreparable harm for which they had no adequate remedy at law, and requested that the Illinois Circuit Court grant appropriate relief for such alleged harm;
     WHEREAS, on or about January 19, 2010, Plaintiff Superior Partners filed a Motion Seeking (i) A Temporary Restraining Order, (ii) Expedited Discovery and (iii) A

Post-Expedited Discovery Hearing Date On A Motion For A Preliminary Injunction (the “Expedited Discovery/TRO Motion”) and scheduled a hearing on the same for January 22, 2010 (the “Expedited Discovery/TRO Hearing.”)
     WHEREAS, on or about January 21, and January 22, 2010, the Parties conferred with the Illinois Circuit Court and on January 22, 2010 jointly asked the Illinois Circuit Court to adjourn the Expedited Discovery/TRO Hearing until January 26, 2010 so that the Parties could pursue settlement negotiations;
     WHEREAS, on or around January 21, 2010 the Parties entered into a confidentiality agreement and that same day Defendants produced over several hundred pages of documents to counsel for Plaintiff;
     WHEREAS, between January 20, 2010 and January 26, 2010, counsel for the Defendants, Counsel for Trinity, and counsel for Plaintiff engaged in good faith discussions with regard to the possible settlement of the Action;
     WHEREAS, on January 25, 2010, Defendants filed their Memorandum of Law in Opposition to Plaintiff Superior Partners’ Motion, and Trinity filed a Joinder adopting and joining in Defendants’ arguments in Opposition to Plaintiff’s Motion;
     WHEREAS, after extensive negotiations, the Parties reached an agreement in principle concerning the proposed settlement of the Action, which is set forth in this MOU;
     WHEREAS, on January 26, 2010 the parties appeared before the Court in connection with the Expedited Discovery/TRO Hearing where the Court, having been advised by the Parties that they had reached a an agreement on all material terms of a settlement, issued orders as follows: (i) granting Richard Brualdi’s pro hac vice motion;

(ii) granting Plaintiff’s request to withdraw its Expedited Discovery/TRO Motion; (iii) directing that settlement of the Action is contingent upon (a) proof of Superior Partners’ share ownership in Quixote as of January 26, 2010 and/on or before December 29, 2009, (b) proper notice to the class, (c) execution of a definitive settlement agreement which contains customary terms and (d) court approval; (iv) dismissing Trinity without prejudice; (v) scheduling a status conference for April 12, 2010 at 9:30 a.m.;
     WHEREAS, Defendants deny all allegations of wrongdoing, fault, liability or damage to Plaintiff and the Putative Class, deny that they are engaged in any wrongdoing or violation of law or breach of duty, and believe that they acted properly at all times, but wish to settle the litigation on the terms and conditions stated in this MOU in order to eliminate the burden and expense of further litigation and to put the claims to be released hereby to rest finally and forever, and to avoid any possible delay in the tender of shares pursuant to the Tender Offer;
     WHEREAS, the entry by Plaintiff into this MOU is not an admission as to the lack of any merit of any claims asserted in the Action;
     WHEREAS, all Parties recognize the time and expense that would be incurred by further litigation in this matter and the uncertainties inherent in such litigation.
NOW THEREFORE THE PARTIES AGREE TO SETTLE THE ACTION (SUBJECT TO APPROVAL OF THE ILLINOIS CIRCUIT COURT) ON THE FOLLOWING TERMS:
     1. In consideration for the full settlement and release of all Settled Claims (as defined below) the Company has agreed to disclose the additional information (the “Supplemental Disclosures”) in a supplement (the “Supplement”), the form and content of which is attached hereto as Exhibit A, that the Company will file with the SEC and make available to Quixote’s shareholders, on or before January 29, 2010 or as reasonably practicable thereafter, which additional information constitutes materially all of the information sought in Plaintiff’s complaint.
     2. Defendants acknowledge that the decision to disclose the Supplemental Disclosures in the Supplement was a direct and sole result of the Action, the efforts of counsel for Plaintiff in the Action (“Plaintiff’s Counsel”), and extensive negotiations between counsel for Plaintiff and Defendants.
     3. Plaintiff’s Counsel shall conduct such reasonable additional confirmatory discovery as is appropriate and necessary and as agreed to by the Parties, including interviews , to confirm the fairness and reasonableness of the terms of this settlement (“Confirmatory Discovery”). The Parties will attempt in good faith and use their best efforts to complete Confirmatory Discovery no later than forty (40) business days after the closing of the Transaction.
     4. The Parties shall negotiate in good faith and execute an appropriate final settlement agreement (the “Settlement Agreement”) and such other documentation (collectively the “Settlement Documents”) as may be required to obtain Final Court Approval of the settlement by the Illinois Circuit Court upon the terms contained herein. The Settlement Agreement shall provide for, but shall not be limited to: (a) the certification for purposes of settlement only under 735 ILCS 5/2-801 of a class consisting of all persons or entities who owned Quixote’s common stock on December 30, 2009, and, to the extent acting as such, all of their successors in interest and transferees, immediate and remote, through and including the closing of the Transaction and all of their predecessors, trustees, executors, administrators, heirs, assigns and transferees, immediate and remote, and any person acting for or on behalf, claiming under any of them and each of them (the “Class”), provided, however, that excluded from the Class are Defendants and persons or entities related to or affiliated with Defendants and/or Trinity; (b) a form of proposed scheduling order (the “Scheduling Order”); (c) a form of proposed notice to be sent to Quixote shareholders (the “Notice”); and (d) a form of proposed final order and judgment containing releases and dismissing the litigation with prejudice (the “Final Order and Judgment”).
     5. The Settlement Agreement will provide that Defendants shall be solely responsible for providing and paying for notice to the putative class as required by the Illinois Circuit Court.
     6. The Settlement Agreement shall also include the following provisions: (a) that Defendants and Trinity have denied and continue to deny that they have committed or attempted to commit any violations of law or breached any duty owed to Quixote or its stockholders; (b) that the Settlement is subject to the successful completion of the Transaction; and (c) that in the event the Settlement does not become final for any reason, the parties agree to the restoration of their respective positions before the execution of this MOU, and Defendants and Trinity reserve the right to oppose certification of any class in any future proceedings.
     7. The Defendants agree that the Action is being settled voluntarily after consultation with competent legal counsel.
     8. The parties will present the Settlement Documents to the Illinois Circuit Court for approval as soon as practicable following their execution, and will cooperate to obtain Final Court Approval of the Settlement and the dismissal of the Action with prejudice as to all claims asserted against Defendants and Trinity in the Action and without costs to any party (other than counsel fees and expenses as provided herein). As used herein, “Final Court Approval” of the Settlement means that the Illinois Circuit Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal. The Parties acknowledge that the Transaction is likely to close before Final Court Approval.
     9. The Settlement Documents will also provide that the Defendants acknowledge that Plaintiff’s counsel have a claim for attorneys’ fees and reimbursement of expenses in this action based upon the benefits that the Settlement has and will provide to the members of the putative class, and that, rather than continuing to litigate this issue, the parties to this Settlement (after negotiating the other elements of the Settlement) agreed that, subject to Court approval of the Settlement (including approval of the resolution of Plaintiff’s counsel’s claim for attorneys’ fees and reimbursement of expenses),, Defendants will cause to be paid to Plaintiff’s Counsel the sum of $431,000 U.S. dollars or such lesser sum as approved by the Court in full settlement of this claim for attorneys’ fees and reimbursement of expenses as a unitary term of the settlement. The amounts paid to Plaintiff’s counsel for attorneys’ fees and reimbursement of expenses will not be paid out of amounts that would otherwise have been paid to the members of the putative class. The Settlement Agreement will provide that the payment of the settled claim for attorneys’ fees and reimbursement of expenses will be made within twenty (20) days after approval of the settlement by the Circuit Court subject to the joint and several obligation of Plaintiff’s counsel to refund those fees should the approval of the settlement or the approval of the settlement of the claim for attorneys’ fees and expenses be reversed on appeal. At the time the fees and reimbursement of expenses are paid they shall be paid by check made payable to The Brualdi Law Firm, P.C., as receiving agent for Plaintiff’s Counsel, to allocate among Plaintiff’s Counsel as it believes to reflect the relative contributions of each counsel to the prosecution of the Action. The Settlement Agreement will provide that Defendants agree not to oppose such fees and reimbursement of expenses either at the trial court or on any appeal by members of the Putative Class. Counsel for Defendants and Plaintiff’s Counsel negotiated the provisions herein related to the attorneys’ fees and reimbursement of expenses after the Parties had agreed to the other substantive terms of the MOU contained herein.
     10. The consummation of the Settlement is subject to and contingent upon the occurrence of all of the following events:
(a)	The satisfactory completion of confirmatory discovery by Plaintiff’s Counsel.

(b)	The Final Court Approval of the Settlement by the Illinois Circuit Court and entry of the Final Order and Judgment and bar order (substantially in the form submitted by the Parties or as modified by the Court or pursuant to an agreement by all Parties and including certification by the Illinois Circuit Court of a class as described in paragraph 4 above);

(c)	The Final Order and Judgment becoming final, which shall occur one business day following the later of the following events: (i) the date upon which the time expires for filing or noticing any appeal of the Final Order and Judgment to be provided for in the Settlement Agreement and (ii) if there is an appeal or appeals, the completion, in a manner that affirms and leaves in place the Final Order and Judgment without any material modification, of all proceedings arising out of the appeal or appeals (including, but not limited to, the expiration of all deadlines for motions for reconsideration, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand); and

(d)	The closing of the Transaction.
     11. The “Effective Date of the Settlement” shall be the earliest business day after the occurrence of all of the events specified in Paragraphs 10 (a) through (d).
     12. The Settlement Agreement will provide that, upon the Effective Date of the Settlement, the following parties will be released (the “Released Parties”) with respect to the Released Claims (as defined below): All parties to the Action and their counsel (including but not limited to Defendants), and Trinity and its Counsel,, and to the extent acting as such, all of Defendants’ and Trinity’s respective present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries, associates, affiliates, employers, employees, agents, consultants, insurers, directors, managing directors, officers, partners, partnerships, principals, limited liability companies, members, bankers, consultants, trustees, insurers, co-insurers, reinsurers, accountants, financial and other advisors, investment bankers, underwriters, lenders, auditors, and any other representatives of any of these persons or entities, whether or not such Released Parties were named, served with process, or appeared in the Action.
     13. The Settlement Agreement will provide that, upon the Effective Date of the Settlement, the following claims will be fully, absolutely, and forever released, dismissed, discharged, relinquished, compromised, and settled with prejudice (the “Released Claims”) with respect to the Released Parties, except as may exist with respect to claims belonging to the Defendants and Trinity against their insurers or co-insurers: All rights, actions, causes of action, suits, debts, dues, sums of money, accounts, liabilities, losses, obligations, fees, costs, reckonings, bonds, bills, specialties, controversies, agreements, contracts, variances, trespasses, damages, judgments, extensions, executions, claims, and demands whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future could be or might be asserted, by or on behalf of Plaintiff and any or all members of the Putative Class (the “Releasing Parties”) that relate in any way to (i) the events leading up to Merger Agreement, the Tender Offer, or the Transaction (collectively, the “Transaction”) or any amendment or modification thereto, including the Transaction itself; (ii) the fiduciary and other duties owed by Defendants and the Released Parties to shareholders of Quixote in connection therewith; and/or (iii) Defendants’ and the Released Parties’ disclosure obligations under federal, state or any other law in connection with the Merger Agreement, the Tender Offer, or the Transaction (but excluding statutory claims for appraisal and also claims to enforce this Settlement). Additionally, upon the Effective Date the Defendants will release all claims, including Unknown Claims, they may have against Plaintiff or Plaintiff’s Counsel relating to their filing and prosecution of the Action (the “Defendants’ Claims”).
     14. The term “unknown” in the definition of the Released Claims and Defendants’ Claims includes claims that Plaintiff, the Releasing Parties, Defendants, the Released Parties, any or all members of the Putative Class, and any or all other persons and entities whose claims are being released, do not know or suspect to exist, which, if known by him, her or it, might affect his, her or its agreement to release the Released Parties and the Released Claims, or might affect his, her or its decision to object to or not object to the Settlement (“Unknown Claims”). Upon the Effective Date, Plaintiff, Defendants, all members of the Putative Class, the Releasing Parties, and all other persons and entities whose claims are being released, shall be deemed to have, and shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO
CLAIMS, WHICH THE CREDITOR DOES NOT KNOW
OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME
OF EXECUTING THE RELEASE, WHICH IF KNOWN
BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR.
     15. Upon the Effective Date, Defendants, the Released Parties, Plaintiff, the Releasing Parties, all members of the Putative Class, and all other persons and entities whose claims are being released, also shall be deemed to have, and shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code. Defendants and Plaintiff, on behalf of the Putative Class, acknowledge that members of the Putative Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, on behalf of the Putative Class, to fully, finally and forever to settle and release the Released Claims, including Unknown Claims, as that term is defined herein.
     16. This MOU and all negotiations, discussions and proceedings in connection with this MOU, shall not constitute any evidence, or any admission by any of the Defendants or Released Parties, that any acts of wrongdoing have been committed and shall not be deemed to create any inference that there is any liability on the part of any of the Defendants or Released Parties. This MOU and all negotiations, discussions and proceedings in connection with this MOU shall not be offered or received in evidence or used for any other purpose in this or any other proceeding in any court, administrative agency, arbitration forum, or other tribunal other than as may be necessary to enforce the terms of the MOU. Defendants and Trinity have denied and continue to deny that they have committed or attempted to commit any wrongdoing, violations of law, or breached any duty to Plaintiff or class members or anyone else.
     17. Pending negotiation and execution of the Stipulation of Settlement and Final Court Approval, the Parties agree to stay any discovery (except Confirmatory Discovery) and to stay and not to initiate any and all other proceedings other than those incident to the Settlement itself. The Parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Putative Class in any other litigation against any of the parties to this

MOU which challenges the Settlement, the Merger Agreement, the Tender Offer, or otherwise involves a Settled Claim.
     18. This MOU shall be null and void and of no force and effect, unless otherwise agreed to by the Parties pursuant to the terms hereof, if (a) the Settlement does not obtain Final Court Approval; provided, however, that any decision by a court not to approve the amount of attorneys’ fees and expenses sought by counsel for Plaintiff shall not void the Stipulation or the Settlement, or (b) the Transaction, including any amendment thereto, is not concluded for any reason. In the event that any Party withdraws from the Settlement, this MOU shall not be deemed to prejudice in any way the respective positions of the Parties with respect to the Action.
     19. This MOU may be modified only by a writing signed by counsel for all Parties.
     20. This MOU is binding upon and shall inure to the benefit of the Parties and their respective agents, successors, executors, heirs and assigns.
     21. This MOU shall be governed by the law of the State of Delaware, without regard to Illinois conflict of law rules. This MOU may be executed in any number of actual, telecopied or electronically transmitted counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual, telecopied or electronically transmitted counterparts may be joined together and attached and will constitute one and the same instrument.

Dated: January 28, 2010

ATTORNEYS FOR PLAINTIFF SUPERIOR PARTNERS

/s/ RICHARD B. BRUALDI
RICHARD B. BRUALDI (Admitted pro hac vice)
THE BRUALDI LAW FIRM, P.C.
29 Broadway, Suite 2400
New York, New York 10006
(212) 952-0602
(212) 952-0608 (FAX)
rbrualdi@brualdilawfirm.com

ATTORNEYS FOR DEFENDANTS LESLIE J. JEZUIT, BRUCE REIMER,
DANIEL P. GOREY, ROBERT D. VAN ROIJEN, LAWRENCE C. MCQUADE,
DUANE M. TYLER, CLIFFORD D. NASTAS, QUIXOTE CORPORATION

/s/ PAMELA G. SMITH

PAMELA G. SMITH
KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
(312) 902-5442
(312) 577.4770 9 (FAX)
pamela.smith@kattenlaw.com

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